SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2004

FISHER SCIENTIFIC INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-10920	02-0451017
(Commission File No.)	(IRS Employer Identification No.)

One Liberty Lane, Hampton, New Hampshire	03842
(Address of principal executive offices)	(Zip Code)

(603) 926-5911
(Registrant’s telephone number, including area code)

ITEM 9. REGULATION FD DISCLOSURE.

Attached hereto as Exhibit 99.1, but only furnished pursuant to Item 12 of this Report, is the registrant’s investor presentation as presented on August 9, 2004.

ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Attached hereto as Exhibit 99.1 is the registrant’s investor presentation as presented on August 9, 2004 at the UBS East Coast Biotechnology Bus Tour. Within the presentation the Company has presented certain financial information that has not been prepared in accordance with accounting principles generally accepted in the United States of America (“Non-GAAP Measures”). The Company has presented Non-GAAP Measures for (i) adjusted diluted net income per share; (ii) adjusted operating income; (iii) adjusted operating margin; and (iv) free cash flow per share.

The Company defines adjusted diluted net income per share and adjusted operating income as diluted net income per share and income from operations, respectively, each computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding items that the Company considers to be nonrecurring to the Company’s operations. The Company defines adjusted operating margin as adjusted operating income as a percentage of sales. The Company calculates and discloses adjusted diluted net income per share and adjusted operating margin because the Company believes that these measures may assist investors in evaluating trends of the Company’s operating results without regard to transactions that are not recurring. The Company defines free cash flow per share as cash provided by operating activities less capital expenditures, computed in accordance with GAAP, divided by the Company’s diluted weighted average common shares outstanding. The Company believes that disclosing free cash flow per share is useful in determining the rate at which earnings are converted into cash and is therefore a useful measure of liquidity.

Investors should recognize these measures may not be comparable to similarly titled measures of other companies and that the measures presented are not a substitute or alternatives for measures of financial performance determined in accordance with GAAP, such as net income as a measure of operating results or cash flows as a measure of liquidity.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fisher Scientific International Inc.
Date: August 9, 2004	By:	/s/ Todd M. DuChene

		Name:	Todd M. DuChene
		Title:	Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description
Exhibit 99.1	Fisher Scientific International Inc.’s investor presentation as presented on August 9, 2004. This Exhibit pertains to Item 12 of this report on Form 8-K.